                                                                EXHIBIT (d)(17)


                          INVESTMENT ADVISORY AGREEMENT

            This Investment Advisory Agreement is made as of the __________ day of _______________, 1999, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and BARROW, HANLEY, MEWHINNEY & STRAUSS, INC., at 3232 McKinney Avenue, 15th Floor, One McKinney Plaza, Dallas, Texas 75204 (hereafter "Adviser") and is effective as of
July 30, 1999, (the "Effective Date").

            WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

            WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

            WHEREAS, Client and Adviser wish to enter into a sub-advisory agreement pursuant to which Adviser will provide such assistance to Client.

     AGREEMENTS:

            In consideration of the performance by the Adviser as Investment Adviser of certain assets held by the Funds, the Client has authorized the Adviser to manage the securities and other assets as follows:

1.          ACCOUNT

            The account with respect to which the Adviser shall perform its services shall consist of those assets of the Vantagepoint Equity Income
Fund which the Client determines to assign to an account with the Adviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Adviser, make additions to the Account and may, upon notice to the Adviser, make withdrawals from the Account.

2.          APPOINTMENT STATUS, POWERS OF ADVISER

           (a) Purchase and Sale. Client hereby appoints Adviser to manage the Account on the terms and conditions set forth in this Agreement.
Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Adviser shall supervise and direct investment of the Account. Client hereby grants the Adviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the

Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Adviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

            (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Adviser in managing the assets of the Fund Vantagepoint Equity Income Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of the Vantagepoint Funds.

            (c) Voting. Unless otherwise instructed by Client, Adviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Adviser will report annually to Client regarding such voting.

            (d) Key Personnel. Adviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Adviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Adviser to replace or supplement the individual(s). In addition, the Adviser will give Client written notice of the replacement of any employee of the Adviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

        Key Personnel:    James P. Barrow
                          Bryant M. Hanley
                          Richard A. Englander
                          J. Ray Nixon, Jr.
                          Robert J. Chambers
                          Timothy J. Culler

3.          ACCEPTANCE OF APPOINTMENT

            Adviser accepts the appointment as an investment adviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Adviser under the provisions of this Agreement.

4.          INVESTMENT POLICIES


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           (a)   Investment Objectives.  Subject to the supervision of the
Fund's Board of Directors and the Client, the Adviser shall direct the investments of the Account in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement"), as currently in effect and as amended or supplemented from time to time, and such other limitations as the Fund or Client may reasonably impose by written notice to the Adviser or as set forth in SCHEDULE A. Client shall give Adviser copies of the Fund's Prospectus and Statement of Additional Information, and any amendments or supplements thereto, as soon a practicable after such documents become available.

           (b) Funds' Agreement and Declaration of Trust. The Adviser will adhere to all specific provisions relating to the investment of the Account established in the Funds' Agreement and Declaration of Trust and Registration Statement, both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Adviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Adviser, shall be binding on the Adviser.

           (c) Investment Adviser Guidelines. The Adviser shall act in accordance with the Fund's Prospectus and Statement or Additional Information, and in accordance with the limitations set forth in the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Adviser. The Client retains the right, on written notice to the Adviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time as may be allowed pursuant to the 1940 Act.

           (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.          CUSTODY, DELIVERY, RECEIPT OF SECURITIES

           (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Adviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

           (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by


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the Funds of cash or securities due to or from the Account. The Adviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

           (c) Tri-Party Agreement. The Adviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.

6.          RECORD KEEPING AND REPORTING

           (a) Records. Adviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client that are required of an investment adviser to a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, and the rules thereunder, and in accordance with such reasonable instructions as shall be provided to Adviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Adviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Adviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Adviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

           (b) Reconciliations. Adviser shall reconcile security and cash positions, and market values on a monthly basis to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month.

           (c) Loss Reimbursement. Adviser shall reimburse the Account for any material error to the Fund's net asset value caused by Adviser's breach of its standard of care set forth in Section 12 that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund in failing to observe the instructions of the Adviser.

           (d) Reports. Adviser shall furnish Client and the Board of Directors of the Vantagepoint Funds such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Adviser with respect to the assets of the Vantagepoint Equity Income Fund.

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           (e)   Other Reports on Request. Adviser shall provide to Client
promptly upon request any information available in the records maintained by Adviser relating to the Account.

           (f) Review of Materials. During the term of this Agreement, the Client shall furnish to the Adviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Adviser or its clients in any way, prior to the use thereof, and the Client shall not use any such materials if the Adviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. The Client shall ensure that materials prepared by employees or agents of the Client or its affiliates that refer to the Adviser or its clients in any way are consistent with those materials previously approved by the Adviser as referenced in the preceding sentence.

7.          PURCHASE AND SALE OF SECURITIES

           (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and applicable federal securities laws, direct portfolio transactions for which Adviser is responsible to any broker that Client may see fit), Adviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Adviser, but not with a person affiliated with Adviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act, as applicable, and the Fund's policies and procedures thereunder, copies of which shall be provided to Adviser.

           (b) Best Execution. In placing such orders, the Adviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Adviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging


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

responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

            (c) Bunching Orders. Client agrees that Adviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Adviser, if in Adviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Adviser represents Adviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Adviser in a manner the Adviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.          INVESTMENT FEES

           (a) Fee Schedule. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.

           (b) For purposes of this section 8 and Schedule C, all payments due to Adviser shall be solely made from the assets of the Vantagepoint Equity Income Fund.

           (c) Pro Rata Fee. If the Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Adviser hereunder.

9.          BEST EFFORTS;  NON-EXCLUSIVITY OF SERVICES

            The Adviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Adviser to be provided to Client hereunder are not to be deemed exclusive and Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Adviser and its members, Affiliates and employees, and Adviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Adviser, its directors, members, Affiliates or


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

employees invest in such a position for its or their own accounts or for the account of another client.

10.         INSIDER TRADING POLICIES AND CODE OF ETHICS

            Adviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any material violation of such policies by personnel of the Adviser who are "access persons" with respect to the Account shall be reported to the Client.

11.         INSURANCE

            At all times during the term of this Agreement, Adviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Adviser for Client and for the Adviser's other clients.

12.         LIABILITY

            In the absence of any gross negligence, malfeasance, or willful violation of this Agreement, Adviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Adviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

13.         TERM

            This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Fund's Board of Directors, provided that in such event, continuance shall also be approved by a vote of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.         TERMINATION

            This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Adviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice


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to Adviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Adviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.         REPRESENTATIONS

           (a) Adviser hereby confirms to Client that Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

           (b) Client hereby confirms to Adviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

           (c) Adviser hereby acknowledges that the Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations promulgated thereunder of the Internal Revenue Code. Adviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to the Vantagepoint Funds and has systems and procedures in place reasonably designed to permit Adviser, Client, and the Vantagepoint Funds to comply with such requirement.

16.         NOTICES

            Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                          CLIENT:
                          Vantagepoint Investment Advisers, LLC
                          Attention:  Legal Department
                          c/o ICMA Retirement Corporation

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

                          777 North Capitol Street, NE, Ste. 600
                          Washington, D.C. 20002-4240

                          ADVISER:
                          Barrow, Hanley, Mewhinney & Strauss, Inc.
                          Attention:  Rich Englander
                          3232 McKinney Avenue, 15th Floor
                          McKinney Plaza
                          Dallas, Texas 75204

            Each party may change its address by giving notice as herein required.

17.         SOLE INSTRUMENT

            This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.         WAIVER OR MODIFICATION

            No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Funds shareholders.

19.         ASSIGNMENT AND CHANGE IN CONTROL

            This Agreement shall automatically terminate in the event of its assignment. Adviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.         COUNTERPARTS

            This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.         CHOICE OF LAW


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            This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.         YEAR 2000 STATEMENT

            Adviser certifies that it has taken the steps to address the Year 2000 problem that are set forth in Adviser's SEC Form ADV-Y2K, a copy of which has been filed with the SEC and provided to Client. Any subsequent SEC filings regarding this issue shall be provided to Client.

23.         VANTAGEPOINT FUNDS AS PARTY TO AGREEMENT

            For purposes of Sections 8 (Fees), 12 (Liability), 13 (Term), 14 (Termination), 15 (Representations), 16 (Notices), 18 (Waiver or Modification), 19 (Assignment and Change in Control), and 22 (Year 2000 Statement) of the Agreement, as well as for purposes of Schedule C of the Agreement, the Vantagepoint Funds is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.



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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON
         , 199  and make it effective on the date set forth.

CLIENT                               ADVISER
Vantagepoint                         Barrow, Hanley, Mewhinny & Strauss, Inc.
Investment Advisers, LLC

by:                                  by:

/s/ GIRARD MILLER                    /s/ BRYANT M. HAMLET, JR.
------------------------             -------------------------
(signature)                          (signature)

                                     President
------------------------             -------------------------
Girard Miller, President             (name, title)

Date:                                Date: July 22, 1999

FUNDS
The Vantagepoint Funds

by:

/s/ GIRARD MILLER
-------------------
Girard Miller, President

Date: July 22, 1999



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                                   SCHEDULE A
                             THE VANTAGEPOINT FUNDS

                               EQUITY INCOME FUND

                        STATEMENT OF INVESTMENT POLICIES

These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Equity Income Fund by Vantagepoint Investment Advisers, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

I.          GENERAL DESCRIPTION AND GOALS

            The Equity Income Fund seeks long-term, stable growth of capital by investing primarily in dividend-paying, common stocks of well-established companies. The Fund may also invest in other equity-type securities (e.g., convertible securities and preferred stocks) and in bonds.

II.         STRUCTURE

            The assets of the Equity Income Fund are to be managed by two or more subadvisers. The subadvisers are retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser is selected for its individual investment management expertise, and each operates independently of the others. Each subadviser must either be an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940, or be a Bank, Insurance Company or Trust Company exempt as such from registration.

            Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be established by VIA and approved by the Directors. Subadvisers are obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.

III.        INVESTMENT STRATEGY

            VIA selects subadvisers that represent a variety of portfolio management approaches and investment disciplines. These investment approaches are combined in a complementary manner to effectively achieve the investment objective of the Fund. The Fund as a whole will be more diversified than each individual subadviser's portfolio.

            While the subadvisers employ different strategies, each has in common the objective of providing total return from capital appreciation and current income. The Fund will tend to be concentrated in higher-yielding industries including, for example, utilities, energy, financial, and cyclical companies. In addition it is likely, because of the Fund's income and established company requirements, that larger companies will dominate.

IV.         PERFORMANCE BENCHMARKS

            Performance benchmarks are established for the Fund. These benchmarks are recommended by VIA and adopted by the Directors and will be reviewed periodically and revised as appropriate. The current performance benchmarks for the Fund are appended to this document as Exhibit I.

V.          DIRECTOR REVIEW

            VIA reports periodically to the Directors on performance of the Fund against the benchmarks and on subadviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.



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



                              INVESTMENT GUIDELINES

I.          ELIGIBLE INVESTMENTS

            A. EQUITY SECURITIES: Common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

            B. CASH/CASH EQUIVALENTS: Fixed-income obligations with maturity less than one year, registered money market mutual funds within applicable limits, or short-term accounts or securities managed by a custodian institution.

            C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

            D. FINANCIAL FUTURES: Equity-index futures, but not to obtain market leverage.

            E ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                              -     Portfolio turnover.

                              -     Realized gains and losses.

            F.   ELIGIBLE INVESTMENT LIMITS


                                            MINIMUM                  NORMAL RANGE                   MAXIMUM
                                            -------                  ------------                   -------
U.S. Equity securities                         65%                      80-100%                       100%
Non-U.S. equity securities                     0%                       0-10%                         20%
Cash and cash equivalents                      0%                       0-15%                         25%
Fixed income securities                        0%                       0-15%                         25%
Convertible securities                         0%                       0-20%                         35%


II.         PROHIBITED PRACTICES AND SECURITIES

            A.           Short Sales

            B.           Options


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

            C.   Commodities (excluding financial futures).

            D.   Securities for which there is no established trading market.

            E.   Margin purchases and other forms of borrowing; granting of pledges of other security interests in assets of the Fund; use of futures to obtain market leverage.

            F.   Securities issued by the subadvisers of the Fund or their
                affiliates.

            G.   General partner interests.

            H.   Direct investments in oil, gas, or other mineral exploration or development programs.

            I.   Direct investments in real estate or interests in real estate;
                this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

            J.   Acquisition of securities that would cause exposure to a single industry to exceed 25% of the Fund's market value at the time of purchase.

            K.   In the absence of prior consent of VIA, acquisition of
                securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

            L.   In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding of stock of any issuer

            M.   Commingled funds; this does not preclude investment in
                registered mutual funds up to 5% per fund. Investments in registered mutual funds overall are limited to 10% of the Fund's market value at the time of purchase.

            N.   Acquisition of securities that would cause exposure to
                non-equity holdings to exceed 35% of the Fund's market value at the time of purchase.


III.        SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

            Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.         SECURITIES LENDING

            Nothing herein shall prevent loans of securities in the Equity Income Fund pursuant to an established securities lending program conducted by the Fund's custodian.

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                             THE EQUITY INCOME FUND

                                  MARCH 1, 1999

The following standards will be used to measure the performance of the Equity Income Fund:

A.          BENCHMARKS

            1. The performance benchmark for the Fund is the S&P/BARRA VALUE INDEX. This benchmark is used to measure the Fund's performance net of subadviser fees.

            2. The Lipper Equity Income Fund Index, maintained by Lipper Analytical Services, serves as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it is taken into consideration that Lipper Analytical Services may change the composition of the Index.

            3. A peer group benchmark for the Fund consists of mutual funds with characteristics similar to the Equity Income Fund.
                 The peer group is used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark measures Fund performance net of all fees and expenses except for the plan administration fee.

B.          TIME HORIZON

            The time horizons for performance measurement are one, three, and five years.

            One Year:
            Performance relative to any benchmark established for the Fund can vary widely over one-year periods; such variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by factors that are not related to the market, action may be appropriate.

            Three and Five Years:
            Performance of the Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the Equity Income Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods are expected in some cases. Underperformance against a single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.

C.          INVESTMENT CHARACTERISTICS

            The Equity Income Fund may have investment characteristics which differ from the general market, as measured by the Standard & Poor's 500 Index. For the total Fund, these would include, but are not limited to:


                   CHARACTERISTIC                                     RELATIVE TO S&P 500 INDEX

                   Beta                                               Lower
                   Capitalization                                     Somewhat Lower
                   Dividend Yield                                     Higher
                   Hist. 5 year EPS Growth                            Lower
                   Price to Earnings Ratio                            Lower
                   Standard Deviation                                 Lower

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                         VANTAGEPOINT EQUITY INCOME FUND

                              INVESTMENT GUIDELINES
                                       FOR

                       BARROW, HANLEY, MEWHINNEY & STRAUSS

                                  JULY 28, 1999

These Investment Guidelines refer to the portion of the Vantagepoint Equity Income Fund managed by BARROW, HANLEY, MEWHINNEY & STRAUS, INC. Investment Guidelines for the Fund are an integral part of these guidelines.

The BARROW, HANLEY, MEWHINNEY & STRAUSS, INC. - LARGE CAP VALUE PRODUCT reflects the firm's philosophy that companies with high or improving levels of profitability will eventually be rewarded with price appreciation. Portfolio characteristics consistently reflect three traditional value characteristics: a low price/earnings ratio, a low price/book ratio and a high dividend yield. The firm believes that these characteristics reflect a low risk strategy. Portfolio holdings are concentrated (35-50 stocks) and are determined by quantitative and qualitative screening following a bottom-up approach. The portfolio is normally fully invested with no more than 25% of the portfolio invested in any one industry.

The Advisor must comply with the Fund Investment Guidelines (see Schedule A) except where noted in the sections that follow: I. ELIGIBLE INVESTMENTS and
II. PROHIBITED PRACTICES AND SECURITIES.

I.          ELIGIBLE INVESTMENTS

            A. EQUITY SECURITIES: Common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

            B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturities less than one year, or short term accounts or securities managed by the custodian institution.*

                 [*NOTE: THESE INSTRUCTIONS DIFFER FROM SCHEDULE A, INVESTMENT GUIDELINES, SECTION I.B.]

            C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

            D.   FINANCIAL FUTURES:  Futures are not permitted.

                 [*NOTE: THESE INSTRUCTIONS DIFFER FROM SCHEDULE A, INVESTMENT GUIDELINES, SECTION I.D.]

            E ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                              -     Portfolio turnover.

                              -     Realized gains and losses.

            F.   ELIGIBLE INVESTMENT LIMITS:

                                                       MINIMUM               NORMAL RANGE         MAXIMUM
                                                       -------               ------------         -------
            U. S. equity securities*                     65%                   80%-100%             100%
            Non-U.S. equity securities                    0%                       0-5%              10%
            (ADRs only)*
            Cash and cash equivalents*                    0%                     0%-10%              20%
            Fixed income securities*                      0%                     0%-10%              20%

            [*NOTE: THESE INSTRUCTIONS DIFFER FROM SCHEDULE A, INVESTMENT GUIDELINES, SECTION I.F.]

II.         PROHIBITED PRACTICES AND SECURITIES

            A.   Short sales.

            B.   Options.

            C.   Commodities.

            D.   Securities for which there is no established trading market.

            E. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

            F.   Securities offered by the Adviser or its affiliates.

            G.   General partner interests.

            H. Direct investments in oil, gas, or other mineral exploration or development programs.

            I. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

            J. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

            K. In the absence of prior consent of VIA, acquisition of securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

            L. In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding stock of any issuer.

            M.   Commingled and registered mutual funds.

                 [*NOTE: THESE INSTRUCTIONS DIFFER FROM SCHEDULE A, INVESTMENT GUIDELINES, SECTION II.M.]

            N.   Foreign securities unless listed and traded in the U.S.*

                 [*NOTE: THESE INSTRUCTIONS DIFFER FROM SCHEDULE A, INVESTMENT GUIDELINES, SECTION II.]

            Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.        SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

            Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.         PERFORMANCE BENCHMARK AND MONITORING CRITERIA

            [Note: The standards outlined in this section are subject to review by VIA as and when appropriate.]

            A.   PERFORMANCE BENCHMARKS

                 Two benchmarks are used to track the Adviser's relative performance:

                 1. The LIPPER EQUITY INCOME INDEX is used to evaluate performance relative to the average of similar mutual funds.

                 2. The S&P/BARRA VALUE INDEX is used to measure performance relative to a market benchmark of "value" stocks.

                 The Adviser is tracked over one-, three- and five-year periods with the expectation that the Adviser will outperform the benchmark (net of Adviser fees).

            B.   PEER GROUP

                 VIA will also compare investment performance to a peer group of other managers with similar investment approaches.

                 VIA tracks the Adviser's net performance over one-, three- and five-year periods with the expectation that the Adviser will outperform the median return of the peer group for all periods.

                 The current peer group is THE WILSHIRE LARGE-CAP VALUE universe.

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                         VANTAGEPOINT EQUITY INCOME FUND

                                  FEE SCHEDULE
                                       FOR
                       BARROW, HANLEY, MEWHINNEY & STRAUSS

The Adviser's quarterly fee shall be calculated based on the average daily net assets of the assets under management as provided by the Custodian, based on the following annual rate:


                     First$   10 million               0.75 percent
                     Next $   15 million               0.50 percent
                     Next $  175 million               0.25 percent
                     Next $  600 million               0.20 percent
                     Next $  200 million               0.15 percent
                     Over $1,000 million               0.13 percent


EXAMPLE OF FEE CALCULATION (HYPOTHETICAL AMOUNTS)


    January 1, 1999                     $190,000,000                        End-of-Day Net Assets
    January 2, 1999                     $190,678,462                        End-of-Day Net Assets
    January 3, 1999                     $190,796,123                        End-of-Day Net Assets
    . . .
    March 29, 1999                      $194,512,214                        End-of-Day Net Assets
    March 30, 1999                      $194,720,978                        End-of-Day Net Assets
    March 31, 1999                      $194,901,556                        End-of-Day Net Assets
                                        $192,601,555
    QUARTERLY DAILY AVERAGE





            First $10 million                   0.75 percent                        $ 75,000
            Next $15 million                    0.50 percent                        $ 75,000
            Next $175 million                   0.25 percent                        $419,004
            Annual Fee                                                              $569,004

            One-Fourth Annual Fee                                                   $142,251
